Exhibit 99.1

PRESS RELEASE

Company Contact:	Investor Contact:
Mark A. Varney, Ph.D.	Erika Moran/ Dian Griesel, Ph.D.
President and CEO Cortex Pharmaceuticals, Inc.	Media Contact:
949.727.3157	Janet Vasquez The Investor Relations Group 212.825.3210

CORTEX ANNOUNCES $1.5 MILLION PRIVATE PLACEMENT

IRVINE, CA (January 15, 2010) — Cortex Pharmaceuticals, Inc. (OTCBB (CORX)) announced that it has completed a private placement of $1.5 million in principal amount of a convertible promissory note with a single institutional investor, Samyang Optics Co., Ltd. (“Samyang”) of Korea. The note accrues interest at the rate of 6% per annum and may be converted into Cortex’s common stock at Samyang’s option at any time after April 15, 2010 and if not converted may be subject to repayment at its maturity date on January 15, 2011. This investment is part of a fund created by Samyang which is targeted at strategic investments in several US biotech companies over the next twelve months.

The number of common shares issuable upon conversion of the note shall be based upon the greater of market price per share at closing or a 15% discount to the market price of the common stock at the conversion date. Upon conversion of the note, Cortex is obligated to issue to Samyang two-year warrants to purchase additional shares of the Company’s common stock representing 40% of the number of common shares issued upon conversion of the note. The exercise price for such warrants would represent a 40% premium to the price per share at which the common stock is issued upon conversion of the note.

Cortex plans to use the net proceeds from the private placement for general corporate purposes to support ongoing development of its AMPAKINE® compound platform.

“We appreciate Samyang’s timely financial support and the decision to invest in Cortex by their Chief Executive Officer, Mr. Sang Yoon Rhee,” stated Mark A. Varney, Cortex President and CEO.

The securities were offered to an accredited investor in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The securities have not been registered under the Securities Act or any state securities laws and the securities may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy any securities and is being issued under Rule 135c under the Securities Act.

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for treating psychiatric disorders, neurological diseases and brain-mediated breathing disorders. Cortex is pioneering a class of proprietary pharmaceuticals called AMPAKINE® compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. For additional information regarding Cortex, please visit the Company’s website at http://www.cortexpharm.com

Samyang Optics Co., Ltd.

Samyang, located in Masan, Korea, is a developer of optical lenses and a range of applications for closed circuit television systems used extensively in highly important security settings such as casinos, banks, as well as government and commercial building structures. Samyang’s securities are publicly traded on the Korean stock exchange.

Forward-Looking Statement

Note — this press release contains forward-looking statements concerning the Company’s operating activities. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. The success of such activities depends on a number of factors, including the risks that the Company may not generate sufficient cash from operations and from external financing to continue as a going concern; that the Company may not be successful in securing any licensing, partnering or M&A arrangements; that the Company’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that patents may not issue from the Company’s patent applications; that competitors may challenge or design around the Company’s patents or develop competing technologies; that the Company may have insufficient resources to undertake proposed clinical studies and that preclinical or clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly preclinical and clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

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